Exhibit 99.1

American States Water Company Announces
Second Quarter 2024 Results
•Second quarter 2024 recorded and adjusted earnings were both $0.85 per share compared to second quarter 2023 recorded earnings of $1.04 per share and adjusted earnings of $0.86 per share

◦Adjusted earnings for the second quarter 2023 exclude $0.18 per share related to the reversal of previously recorded revenues subject to refund following the receipt of a final decision in the cost of capital proceeding in June 2023

•AWR’s water utility reached a settlement agreement in connection with the general rate case that will determine new water rates for 2025 - 2027

◦Settlement agreement, if approved, authorizes $573.1 million in capital investment

•Quarterly dividend increased 8.3%, with first payment on September 3

◦This marks the 70th consecutive year that AWR has increased annual dividends to shareholders

•AWR’s contracted services subsidiary commenced operations of the water and wastewater utility systems at two new military bases in April 2024, contributing earnings in the second quarter and YTD June

San Dimas, California, August 6, 2024…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.85 for the quarter ended June 30, 2024, as compared to basic and fully diluted earnings per share of $1.04 for the quarter ended June 30, 2023, a decrease of $0.19 per share, which includes the impact of approximately $0.18 per share resulting from the reversal in June 2023 of previously recorded estimated revenues subject to refund as a result of the final cost of capital decision. Excluding this item from the three months ended June 30, 2023 results, adjusted consolidated diluted earnings were $0.86 per share compared to recorded consolidated diluted earnings of $0.85 per share for the three months ended June 30, 2024.

Second Quarter 2024 Results

The table below sets forth a comparison of the second quarter 2024 diluted earnings per share contribution recorded by business segment and for the parent company with amounts recorded during the same period in 2023.

	Diluted Earnings per Share
	Three Months Ended
	6/30/2024	6/30/2023	CHANGE
Water	$0.67	$0.91	$(0.24)
Electric	0.01	0.03	(0.02)
Contracted services	0.19	0.12	0.07
AWR (parent)	(0.02)	(0.02)	—
Consolidated diluted earnings per share, as recorded (GAAP)	0.85	1.04	(0.19)
Adjustment to GAAP measure:
Impact related to the final cost of capital decision*	—	(0.18)	0.18
Consolidated diluted earnings per share, as adjusted (Non-GAAP)*	$0.85	$0.86	$(0.01)
Water diluted earnings per share, as adjusted (Non-GAAP)*	$0.67	$0.73	$(0.06)

* The adjustment to 2023’s recorded diluted earnings per share relates to the water segment. The water segment’s adjusted earnings for 2023 exclude the impact from the final CPUC decision issued in June 2023 on the cost of capital proceeding that made all adjustments to rates prospective, and which is shown separately in the table above. As a result of that final decision, GSWC reversed its regulatory liability previously recorded during 2022 and through the end of the first quarter of 2023 for estimated revenues subject to refund at that time.

Water Segment:
For the three months ended June 30, 2024, recorded diluted earnings from the water utility segment were $0.67 per share, as compared to $0.91 per share for the same period in 2023, a decrease of $0.24 per share. Excluding the revenue impact of $9.3 million, or approximately $0.18 per share, resulting from the reversal of previously recorded estimated revenues subject to refund discussed above, adjusted diluted earnings for the second quarter of 2023 at the water segment were $0.73 per share, as compared to adjusted and recorded earnings of $0.67 per share for the second quarter of 2024, an adjusted decrease at the water segment of approximately $0.06 per share. The discussion below includes the major items, which impacted the comparability of the two periods as adjusted.

•Excluding the impact from the reversal of revenues subject to refund recorded during the three months ended June 30, 2023 due to the final cost of capital decision as previously discussed, there was a net increase in water operating revenues of approximately $3 million that was largely a result of the third-year rate increases related to the three months ended June 30, 2024. Furthermore, during the three months ended June 30, 2023, there was an increase in revenues as a result of recording regulatory adjustments of approximately $2 million that did not recur during the same period in 2024. The increase in water revenues during the second quarter of 2024 represents the difference from the third-year rate increases compared to the estimated second-year rate increases recorded during the three months ended June 30, 2023 as a result of receiving a final decision in the water general rate case.

•An increase in water supply costs of $0.7 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. The increase in water supply costs is primarily related to an increase in customer water usage and an increase in overall actual supply costs in 2024. Actual water supply costs are tracked against adopted costs in the revenue requirement, and passed through to customers on a dollar-for-dollar basis by way of the CPUC-approved water supply cost balancing accounts. The increase in water supply costs results in a corresponding increase in water operating revenues and has no net impact on the water segment’s profitability.

•An overall increase in operating expenses of $2.8 million (excluding supply costs) due primarily to increases in (i) overall labor costs, (ii) administrative and general expenses resulting largely from higher outside-services costs related to the pending general rate case application and other regulatory filings, (iii) depreciation and amortization expenses resulting from additions to utility plant, and (iv) property taxes; partially offset by a decrease in maintenance expenses due to timing.

•An increase in interest expenses (net of interest income) of $1.6 million resulting primarily from an overall increase in interest rates, as well as an overall increase in total borrowing levels to support, among other things, the capital expenditure programs at GSWC, partially offset by higher interest income earned on regulatory assets bearing interest at the current 90-day commercial-paper rate, which increased compared to 2023’s rates, as well as an increase in the level of regulatory assets recorded.

•An overall decrease in other income (net of other expenses) of $0.2 million due primarily to a decrease of $0.5 million in gains generated on investments held to fund one of the company’s retirement plans for the three months ended June 30, 2024 compared to the same period in 2023, due to financial market conditions, partially offset by the change in the non-service cost components related to GSWC’s benefit plans resulting from changes in actuarial assumptions including expected returns on plan assets. However, as a result of GSWC’s two-way pension balancing accounts authorized by the CPUC, changes in total net periodic benefits costs related to the pension plan have no material impact to earnings.

•A decrease in earnings of approximately $0.01 per share due to the dilutive effects from the issuance of equity under AWR’s at-the-market (“ATM”) offering program. Under the ATM offering program, AWR may offer and sell its Common Shares, with an aggregate gross offering price of up to $200 million, from time to time at its sole discretion. Through June 30, 2024, AWR has sold 455,648 Common Shares through this ATM offering program.

Electric Segment:
Diluted earnings from the electric utility segment decreased $0.02 per share for the three months ended June 30, 2024 as compared to the same period in 2023, largely resulting from not having new rates while awaiting the processing of the pending electric general rate case that will set new rates for 2023 – 2026, while also experiencing continued increases in overall operating expenses and interest costs. When a decision is issued in the electric general rate case, new rates are expected to be retroactive to January 1, 2023 and cumulative adjustments will be recorded at that time.

Contracted Services Segment:
Diluted earnings from the contracted services segment increased $0.07 per share for the three months ended June 30, 2024 when compared to the same period in 2023, due to an increase in management fee revenue resulting from the resolution of various economic price adjustments and operation of the water and wastewater systems at the new bases (Naval Air Station Patuxent River and Joint Base Cape Cod) and an increase in construction activity largely resulting from timing differences of when construction work was performed in 2024 as compared to the same period in 2023, partially offset by an overall increase in operating expenses. The contracted services segment is expected to contribute $0.50 to $0.54 per share for the full 2024 year.
Year-to-Date (“YTD”) 2024 Results
•$0.50 per share decrease in recorded YTD 2024 consolidated diluted EPS compared to YTD 2023, or $0.01 per share increase as adjusted
◦YTD 2023 recorded results reflect the impact of retroactive rates of $0.38 per share related to the full year of 2022 due to receiving a final decision in the water utility general rate case.
◦YTD 2023 recorded results also reflect a favorable variance of $0.13 per share resulting from the reversal of revenues subject to refund previously recorded in 2022 following the receipt of a final decision in the cost of capital proceeding in June 2023.
The table below sets forth a comparison of the diluted earnings per share contribution by business segment and for the parent company as recorded during the year-to-date June 30, 2024 and 2023.

	Diluted Earnings per Share
	Six Months Ended
	6/30/2024	6/30/2023	CHANGE
Water	$1.15	$1.65	$(0.50)
Electric	0.06	0.09	(0.03)
Contracted services	0.32	0.27	0.05
AWR (parent)	(0.06)	(0.04)	(0.02)
Consolidated diluted earnings per share, as recorded (GAAP)	$1.47	$1.97	$(0.50)
Adjustments to GAAP measure:
Impact of retroactive rates related to the full year of 2022 from the final decision in the water general rate case*	—	(0.38)	0.38
Impact related to the final cost of capital decision*	—	(0.13)	0.13
Consolidated diluted earnings per share, as adjusted (Non-GAAP)*	$1.47	$1.46	$0.01
Water diluted earnings per share, as adjusted (Non-GAAP)*	$1.15	$1.14	$0.01

* All adjustments to 2023’s recorded diluted earnings per share relate to the water segment. The water segment’s adjusted earnings for 2023 exclude both the impact of the final decision on the water general rate case that included retroactive rates related to the full year of 2022, and the impact of reversing previously recorded estimated 2022 revenues subject to refund as a result of the final cost of capital decision issued in June 2023 that made all adjustments to rates prospective. Both adjustments are shown separately in the table above.
As noted in the table above, consolidated diluted earnings for the six months ended June 30, 2024 were $1.47 per share, as compared to $1.97 per share recorded for the same period in 2023, a decrease of $0.50 per share. Included in the results for the six months ended June 30, 2023 were (i) the impact from the final decision in the water general rate case recorded in 2023 that included retroactive new rates related to the full 2022 year of $0.38 per share, and (ii) the impact of the final cost of capital decision that resulted in the reversal of estimated water revenues subject to refund previously recorded in 2022 of $6.4 million, or $0.13 per share. Excluding these items from the first half of 2023, adjusted consolidated diluted earnings were $1.46 per share, compared to recorded consolidated earnings of $1.47 per share during the same period in 2024, an adjusted increase of $0.01 per share. There was a decrease in earnings in the YTD 2024 results of approximately $0.01 per share due to the dilutive effects from the issuance of equity under AWR’s ATM offering program as previously discussed in the quarterly results.

The decrease in diluted earnings per share at the electric utility segment was largely due to not having new rates while awaiting the processing of the pending electric general rate case that will set new rates for 2023 – 2026. The increase in diluted earnings per share at the contracted services segment was largely due to an increase in management fee revenue resulting from the favorable resolution of various economic price adjustments and the commencement of operations of the water and wastewater systems at the new bases.

For more details on the YTD results, please refer to the company’s Form 10-Q filed with the Securities and Exchange Commission.

Dividends
On July 30, 2024, AWR’s Board of Directors approved an 8.3% increase in the third quarter dividend to $0.4655 per share from $0.4300 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on September 3, 2024 to shareholders of record at the close of business on August 16, 2024. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 70 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company has grown its quarterly dividend rate at a compound annual growth rate (“CAGR”) of 8.8% over the last five years since the third quarter of 2019 and is on pace to achieve an 8.0% CAGR in its calendar year dividend payments from 2014 – 2024. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. The impact of retroactive rates related to the full year 2022 recorded during the six months ended June 30, 2023 resulting from the final decision on the water general rate case approved in June 2023, and the impact from the reversal of revenues subject to refund due to a change in estimates recorded during the three and six months ended June 30, 2023 following the receipt of a final cost of capital decision in June 2023 have been excluded in this analysis when communicating AWR’s consolidated and water segment results for the three and six months ended June 30, 2024 and 2023 to help facilitate comparisons of AWR’s performance from period to period. All of these measures are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules, which supplement our GAAP disclosures but should not be considered as an alternative to the respective GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.

The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share in this press release.

Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Wednesday, August 7. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning August 7, 2024 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through August 14, 2024.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 264,400 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,800 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under a 15-year contract.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	June 30, 2024	December 31, 2023
Assets
Net Property, Plant and Equipment	$1,981,636	$1,892,280
Goodwill	1,116	1,116
Other Property and Investments	45,923	42,932
Current Assets	209,523	205,978
Other Assets	110,122	103,816
Total Assets	$2,348,320	$2,246,122
Capitalization and Liabilities
Capitalization	$1,473,505	$1,351,664
Current Liabilities	299,118	166,623
Other Credits	575,697	727,835
Total Capitalization and Liabilities	$2,348,320	$2,246,122

	Condensed Statements of Income (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2024	2023	2024	2023

Operating Revenues
Water	$110,424	$116,908	$200,689	$229,620
Electric	8,703	8,828	20,908	21,732
Contracted services	36,201	31,664	68,982	67,471
Total operating revenues	155,328	157,400	290,579	318,823

Operating Expenses
Water purchased	17,968	18,070	31,729	32,374
Power purchased for pumping	3,521	2,869	6,353	5,223
Groundwater production assessment	5,818	5,365	10,672	9,198
Power purchased for resale	1,503	2,469	5,835	7,455
Supply cost balancing accounts	3,436	2,837	2,828	14,403
Other operation	10,733	9,716	20,356	19,832
Administrative and general	23,487	21,503	48,834	45,050
Depreciation and amortization	10,770	10,258	21,492	21,461
Maintenance	3,535	3,779	6,760	6,929
Property and other taxes	6,612	5,555	13,099	11,850
ASUS construction	16,197	16,034	31,899	34,938
Total operating expenses	103,580	98,455	199,857	208,713

Operating income	51,748	58,945	90,722	110,110

Other Income and Expenses
Interest expense	(13,137)	(10,728)	(25,992)	(20,209)
Interest income	2,093	1,803	4,163	3,667
Other, net	1,519	1,705	3,861	3,316
Total other income and (expenses), net	(9,525)	(7,220)	(17,968)	(13,226)

Income Before Income Tax Expense	42,223	51,725	72,754	96,884
Income tax expense	10,359	13,204	17,755	23,956
Net Income	$31,864	$38,521	$54,999	$72,928

Weighted average shares outstanding	37,309	36,976	37,169	36,972
Basic earnings per Common Share	$0.85	$1.04	$1.48	$1.97

Weighted average diluted shares	37,418	37,067	37,263	37,058
Fully diluted earnings per Common Share	$0.85	$1.04	$1.47	$1.97

Dividends paid per Common Share	$0.4300	$0.3975	$0.8600	$0.7950

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share for the three and six months ended June 30, 2024 and 2023.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q2 2024	Q2 2023	Q2 2024	Q2 2023	Q2 2024	Q2 2023	Q2 2024	Q2 2023	Q2 2024	Q2 2023
Operating income (loss)	$40,565	$50,524	$1,233	$2,103	$9,952	$6,354	$(2)	$(36)	$51,748	$58,945
Other (income) and expenses, net	6,883	5,057	930	645	379	357	1,333	1,161	9,525	7,220
Income tax expense (benefit)	8,487	11,934	(39)	247	2,322	1,506	(411)	(483)	10,359	13,204
Net income (loss)	$25,195	$33,533	$342	$1,211	$7,251	$4,491	$(924)	$(714)	$31,864	$38,521
Weighted Average Number of Diluted Shares	37,418	37,067	37,418	37,067	37,418	37,067	37,418	37,067	37,418	37,067
Diluted earnings (loss) per share	$0.67	$0.91	$0.01	$0.03	$0.19	$0.12	$(0.02)	$(0.02)	$0.85	$1.04

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	YTD 2024	YTD 2023	YTD 2024	YTD 2023	YTD 2024	YTD 2023	YTD 2024	YTD 2023	YTD 2024	YTD 2023
Operating income (loss)	$69,732	$90,763	$4,374	$5,734	$16,619	$13,650	$(3)	$(37)	$90,722	$110,110
Other (income) and expenses, net	12,432	8,923	1,769	1,205	712	614	3,055	2,484	17,968	13,226
Income tax expense (benefit)	14,311	20,844	521	948	3,882	3,191	(959)	(1,027)	17,755	23,956
Net income (loss)	$42,989	$60,996	$2,084	$3,581	$12,025	$9,845	$(2,099)	$(1,494)	$54,999	$72,928
Weighted Average Number of Diluted Shares	37,263	37,058	37,263	37,058	37,263	37,058	37,263	37,058	37,263	37,058
Diluted earnings (loss) per share	$1.15	$1.65	$0.06	$0.09	$0.32	$0.27	$(0.06)	$(0.04)	$1.47	$1.97